As filed with the Securities and Exchange Commission on October 5, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_____________________

RITE AID CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	23-1614034 (I.R.S. Employer Identification No.)
_____________________

30 Hunter Lane
Camp Hill, Pennsylvania 17011
(717) 761-2633
(Address of Principal Executive Offices)

_____________________

2006 Omnibus Equity Plan
2004 Omnibus Equity Plan
2001 Stock Option Plan
2000 Omnibus Equity Plan

(Full Title of the Plan)
_____________________

Robert B. Sari, Esq.
Executive Vice President and General Counsel
Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
(717) 761-2633
(717) 760-7867 (facsimile)
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)
_____________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share: shares available for issuance pursuant to employee benefit plans	35,328,764	$4.38	$154,739,986	$4,750.52(1)
Common Stock, par value $1.00 per share: shares subject to outstanding options	5,096,986	$5.18	$26,402,387	$810.55(2)
Common Stock, par value $1.00 per share: shares issued pursuant to employee benefit plans	1,668,775	$4.38	$7,309,235	$224.39(1)
Total:	42,094,525		$188,451,608	$5,785.46

(1)	Computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sales prices of Rite Aid Common Stock as reported by the NYSE on October 2, 2007.

(2)	Computed in accordance with Rule 457(h) under the Securities Act, such computations based on the weighted average exercise price of $5.18 per share covering 5,096,986 options.

EXPLANATORY NOTE

Rite Aid Corporation has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register shares of its common stock, $1.00 par value per share.  This registration statement also includes a reoffer prospectus.  The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future of up to 6,765,761 shares of common stock that constitute "control securities" and/or "restricted securities" which have been issued prior to or issuable after the filing of this registration statement.  The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission (the "SEC").  Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete.  With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

RITE AID CORPORATION

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Reoffer Prospectus

6,765,761 Shares

Rite Aid Corporation

Common Stock

This reoffer prospectus relates to 6,765,761 shares of our common stock, par value $1.00 per share, consisting of 1,668,775 restricted shares and 5,096,986 shares issuable upon exercise of currently outstanding options, which may be offered for sale from time to time by certain stockholders of Rite Aid Corporation, as described under the caption "Selling Stockholders."  These stockholders are current or former directors, officers or employees of ours.  We will not receive any proceeds from the sale of shares of common stock pursuant to this reoffer prospectus.  The selling stockholders acquired the common stock pursuant to grants under our 2006 Omnibus Equity Plan, 2004 Omnibus Equity Plan, 2001 Stock Option Plan and/or 2000 Omnibus Equity Plan, and these stockholders may resell all, a portion, or none of the shares of common stock from time to time.

The shares of common stock are "control securities" and/or "restricted securities" under the Securities Act of 1933, as amended, before their sale under this reoffer prospectus.  This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by selling stockholders, on a continuous or delayed basis, to the public without restriction.  Each stockholder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an "underwriter" within the meaning of the Securities Act.  Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

You should read this reoffer prospectus and any accompanying prospectus supplement carefully before you make your investment decision.  The sales may occur in transactions on the New York Stock Exchange at prevailing market prices or in negotiated transactions.  We will not receive any proceeds from any of these sales.  We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that stockholder.

Investing in the common stock involves risks.  See "Risk Factors" beginning on page 5.

Our common stock is listed on the New York Stock Exchange under the trading symbol "RAD."  The last reported sale price of our common stock on the New York Stock Exchange on October 2, 2007 was $4.47 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is October 5, 2007.

TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE	1
AVAILABLE INFORMATION	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
THE COMPANY	4
RISK FACTORS	5
USE OF PROCEEDS	14
SELLING STOCKHOLDERS	14
PLAN OF DISTRIBUTION	16
LEGAL MATTERS	16
EXPERTS	16

i

DOCUMENTS INCORPORATED BY REFERENCE

We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which means that we disclose important information to you by referring you to another document filed separately with the SEC.  The information contained in the documents we are incorporating by reference is considered to be part of this reoffer prospectus and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this reoffer prospectus.  We are incorporating by reference:

•	our annual report on Form 10-K for the fiscal year ended March 3, 2007, which we filed with the SEC on April 30, 2007;
•	our quarterly report on Form 10-Q for the fiscal quarter ended June 2, 2007, which we filed with the SEC on July 12, 2007; and
•	our current reports on Form 8-K, which we filed with the SEC on June 1, 2007; June 4, 2007; June 7, 2007; June 13, 2007; June 29, 2007; August 17, 2007; September 28, 2007 and October 3, 2007.
All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in this registration statement but not delivered with the reoffer prospectus.  Written requests should be sent to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania  17011
Attention:  Investor Relations

Oral requests should be made by telephoning (717) 761-2633.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act.  Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  We also furnish our stockholders, annual reports, which include financial statements audited by our independent registered public accounting firm and other reports which the law requires us to send to our stockholders.  The public may read and copy any reports, proxy statements or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.  The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public from commercial documents retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."  You may obtain a copy of any of these documents at no cost, by writing or telephoning us:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania  17011
Attention:  Investor Relations
Phone:  (717) 761-2633

We also make available on our website (www.riteaid.com), free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as soon as practical after we file these reports with the SEC.

Our common stock is listed on the New York Stock Exchange under the symbol "RAD."  You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares offered by this reoffer prospectus.  This reoffer prospectus does not contain all of the information in the registration statement.  You will find more information about us and our common stock in the registration statement.  Any statements made in this reoffer prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

You should only rely on the information included or incorporated by reference in this reoffer prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  The common stock is not being offered in any state where the offer is not permitted.  You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and the documents incorporated by reference into this reoffer prospectus include forward-looking statements. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	our high level of indebtedness;
•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;
•	our ability to improve the operating performance of our existing stores in accordance with our long term strategy;
•	our ability to realize the benefits of the Brooks Eckerd acquisition;
•	our ability to hire and retain pharmacists and other store personnel;
•	our ability to open or relocate stores according to our real estate development program;
•	the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;
•	competitive pricing pressures and continued consolidation of the drugstore industry;
•	the outcome of lawsuits and governmental investigations;
•	general economic conditions and inflation, interest rate movements and access to capital;
•	changes in state or federal legislation or regulations; and
•	other risks and uncertainties described from time to time in our filings with the SEC.
We undertake no obligation to revise the forward-looking statements included or incorporated by reference in this reoffer prospectus to reflect any future events or circumstances.  Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.  Factors that could cause or contribute to such differences are discussed in the section entitled "Risk Factors" included in this reoffer prospectus.  In addition, you are advised to review any further disclosure we make on related subjects in reports that we file with the SEC.

THE COMPANY

Our Business

We are the third largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 31 states across the country and in the District of Columbia. As of June 2, 2007, we operated 3,333 stores.  On June 4, 2007, we completed our acquisition of all of the membership interests of JCG (PJC) USA, LLC (“Jean Coutu USA”) from The Jean Coutu Group (PJC) Inc. (“Jean Coutu Group”), pursuant to the terms of the Stock Purchase Agreement dated August 23, 2006.  Jean Coutu USA, which was a wholly owned subsidiary of the Jean Coutu Group, operated stores under the Brooks and Eckerd banners and six distribution centers.  As a result of this acquisition, as of September 1, 2007, we have 5,142 stores.  This acquisition created the largest drugstore chain on the East Coast, which will significantly strengthen our position as the third largest national drugstore chain, will provide us with the scale to more effectively compete with our major drugstore rivals and will enable us to achieve significant cost efficiencies in the areas of merchandising, purchasing, advertising and distribution as well as administrative expenses.

In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call “front-end” products. In fiscal year 2007, prescription drug sales accounted for 63.7% of our total sales. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, the federally funded prescription drug benefit program (“Medicare Part D”), the discovery of new and better drug therapies and our on-going program of purchasing prescription files from independent pharmacies. We offer approximately 26,000 front-end products, which accounted for the remaining 36.3% of our total sales in fiscal year 2007. Front end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We attempt to distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We offer approximately 2,500 products under the Rite Aid private brand, which contributed approximately 12.6% of our front-end sales in the categories where private brand products were offered in fiscal year 2007.

The overall average size of each store in our chain is approximately 12,300 square feet. The average size of our stores is larger in the western United States.  As of March 3, 2007, approximately 56% of our stores were freestanding; approximately 43% of our stores included a drive-thru pharmacy; approximately 67% included one-hour photo shops; and approximately 38% included a GNC store-within-Rite Aid-store.

Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633.  Our common stock is listed on the New York Stock Exchange under the symbol "RAD".  We were incorporated in 1968 and are a Delaware Corporation.

RISK FACTORS

Prospective investors should carefully review the following factors together with the other information contained in this reoffer prospectus prior to making an investment decision.

Risks Related to Our Financial Condition

We are highly leveraged. Our substantial indebtedness could limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

We had, as of June 2, 2007, $4.25 billion of outstanding indebtedness and stockholders’ equity of approximately $1.71 billion. We also had additional borrowing capacity under our existing $1.75 billion senior secured revolving credit facility of approximately $1.37 billion at that time, net of outstanding letters of credit of $123.9 million.

Our debt obligations adversely affect our operations in a number of ways and while we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service and capital expenditures through fiscal year 2008, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt. Our earnings were insufficient to cover the sum of our fixed charges and preferred stock dividends for fiscal years 2007, 2006, 2004, and 2003 by $50.8 million, $23.1 million, $2.6 million, and $204.3 million, respectively. Our ratio of earnings to fixed charges and preferred stock dividends for fiscal 2005 was 1.15. Our earnings would have been insufficient to cover the sum of our fixed charges and preferred stock dividends on a pro forma basis after giving effect to the Brooks Eckerd acquisition by approximately $261.4 million in fiscal year 2007.

Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

·	limit our ability to obtain additional financing;
·	limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;
·	place us at a competitive disadvantage relative to our competitors with less indebtedness;
·	render us more vulnerable to general adverse economic, regulatory and industry conditions; and
·	require us to dedicate a substantial portion of our cash flow to service our debt.
Our ability to meet our cash requirements, including our debt service obligations, will be dependent upon our ability to substantially improve our operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient, we may take certain actions, including delaying or reducing capital or other expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Borrowings under our credit facilities and expenses related to the sale of our accounts receivable under our receivables securitization agreements are based upon variable rates of interest, which could result in higher expense in the event of increases in interest rates.

As of June 2, 2007, after giving pro forma effect to the borrowings made to finance the Brooks Eckerd acquisition, approximately $1.6 billion of our outstanding indebtness bears an interest rate that varies depending upon the Londan Interbank Offered Rate (“LIBOR”). If we borrow additional amounts under our senior credit facility, the interest rate on those borrowings will also vary depending upon LIBOR. Further, we pay ongoing program fees under our receivables securitization agreements that vary depending upon LIBOR. If LIBOR rises, the interest rates on outstanding debt and the program fees under our receivables securitization program will increase. Therefore an increase in LIBOR would increase our interest payment obligations under these loans, increase our receivables securitization program fee payments and have a negative effect on our cash flow and financial condition. We currently do not maintain any hedging contracts that would limit our exposure to variable rates of interest.

The covenants in our indebtedness impose restrictions that may limit our operating and financial flexibility.

The covenants in the instruments that govern our indebtedness limit our ability to:

·	incur liens and debt;
·	pay dividends;
·	make redemptions and repurchases of capital stock;
·	make loans and investments;
·	prepay, redeem or repurchase debt;
·	engage in acquisitions, consolidations, assets dispositions, sale-leaseback transactions and affiliate transactions;
·	change our business;
·	amend some of our debt and other material agreements;
·	issue and sell capital stock of subsidiaries;
·	restrict distributions from subsidiaries; and
·	grant negative pledges to other creditors.
In addition, if we have less than $100.0 million of revolver availability under our senior secured credit facility, we will be subject to a fixed charge coverage ratio maintenance test. If we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable.

If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us. If we obtain modifications of our agreements, or are required to obtain waivers of defaults, we may incur significant fees and transaction costs.

Risks Related to Our Operations

Although we expect that the acquisition of Brooks Eckerd will result in benefits to us, we may not realize those benefits because of integration difficulties.

Integrating the operations of Brooks Eckerd successfully or otherwise realizing any of the anticipated benefits of the acquisition including anticipated cost savings and additional revenue opportunities, involves a number of potential challenges. The failure to meet these integration challenges could seriously harm our results of operations.

Realizing the benefits of the acquisition will depend in part on the integration of information technology, operations and personnel. These integration activities are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs, including:

·	diversion of management attention from ongoing business concerns to integration matters;
·	difficulties in consolidating and rationalizing information technology platforms and administrative infrastructures;
·	difficulties in integrating the Brooks Eckerd store operations to serve the combined customer base of Rite Aid and Brooks Eckerd;
·	difficulties in converting the distribution centers;
·	difficulties in combining corporate cultures, maintaining associate morale and retaining key associates; and
·	challenges in demonstrating to our customers and to customers of Brooks Eckerd that the acquisition will not result in adverse changes in customer service standards or business focus.
We expect to spend approximately $475 million of integration-related capital expenditures and to incur $205 million of integration-related non-recurring expenses during the 16-month integration period. If the anticipated benefits and synergies are not realized, or if the integration-related expenses and capital requirements are greater than anticipated, the anticipated accretive effect of the acquisition could be decreased or delayed, which could cause a decline in the price of our common stock.

Moreover, the Brooks Eckerd stores are not fully integrated with one another and in many instances operate using different systems. As a result, we are undertaking to integrate not one but two drugstore chains into our operations. Complications in integrating these two drugstore chains could increase our integration costs and make it more difficult to achieve a successful integration following the acquisition.

We may not successfully integrate the operations of Brooks Eckerd in a timely manner and we may not realize the anticipated net reductions in costs and expenses and other benefits and synergies of the acquisition of Brooks Eckerd to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, our ability to realize these net reductions in costs and expenses and other benefits and synergies could be adversely impacted by practical or legal constraints on our ability to combine operations.

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if our strategy is negatively affected by general economic conditions.

We have not yet achieved the sales productivity level of our major competitors. We believe that improving the sales of existing stores is important to improving profitability and operating cash flow. If we are not successful in implementing our strategy, or if our strategy is not effective, we may not be able to improve our operations. In addition, any adverse change in general economic conditions or major industries can adversely affect drug benefit plans and reduce our pharmacy sales or can adversely affect consumer buying practices and reduce our sales of front-end products, and cause a decrease in our profitability. Failure to continue to improve operations or a decline in major industries or general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt.

Our new store and store relocation development program requires entering construction and development commitments and occasionally purchasing land that will not be utilized for several years which may limit our financial flexibility.

We will enter into significant construction and development commitments as part of our new store and store relocation development program. Also, we will occasionally make capital expenditures to acquire land that may not be used for several years. Even if there are significant negative economic or competitive developments in our industry, financial condition or the regions where we have made these commitments, we are obligated to fulfill these commitments. Further, if we subsequently dispose of the property that we acquire, we may receive less than our purchase price or the net book value of such property, which may result in financial loss.

We are dependent on our management team, and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

The success of our business is materially dependent upon the continued services of our executive management team. The loss of key personnel could have a material adverse effect on the results of our operations, financial condition or cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

We are substantially dependent on a single wholesaler of branded pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship may have a negative effect on our results of operations, financial condition and cash flow.

We purchase all of our brand prescription drugs from a single wholesaler, McKesson, pursuant to a contract that runs through March 2009. Brooks Eckerd also purchased all of their brand prescription drugs from McKesson in fiscal year 2007.  We expect McKesson to continue to be our only source of brand prescription drugs through the terms of the existing contracts.  Pharmacy sales represented approximately 63.7% of our total sales during fiscal year 2007, or approximately 67% pro forma for the completion of the acquisition and, therefore, our relationship with McKesson is important to us. Any significant disruptions in our relationship with McKesson would make it difficult for us to continue to operate our business until we executed a replacement strategy. There can be no assurance that we would be able to find a replacement supplier on a timely basis or that such supplier would be able to fulfill our demands on similar terms, which would have a material adverse effect on our results of operations, financial condition and cash flows.

We are dependent on Jean Coutu Group for certain transitional services pursuant to a transition services agreement. The failure of Jean Coutu Group to perform its obligations under the transition services agreement could adversely affect our business, financial condition or results of operations.

Our ability to effectively monitor and control the operations of Brooks Eckerd depends to a large extent on the proper functioning of our information technology and business support systems. We are dependent upon Jean Coutu Group to continue to provide certain information technology, network and support services to the Brooks Eckerd stores for a period of time after the completion of the acquisition to facilitate the Brooks Eckerd integration. The terms of these arrangements are governed by a transition services agreement we entered into as of the closing of the acquisition. Upon termination of the transition services agreement, if we are unable to develop the necessary systems, resources and controls necessary to allow us to provide the services currently being provided by Jean Coutu Group or to obtain such services from third parties, it could adversely affect our business, financial condition or results of operations.

Risks Related to Our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores and mail order pharmacies. Our industry also faces growing competition from companies who import drugs directly from other countries, such as Canada, as well as from large-scale retailers that offer generic drugs at a substantial discount. Some of our competitors have or may merge with or acquire pharmaceutical services companies, which may further increase competition. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. The ability of our stores to achieve profitability depends on their ability to achieve a critical mass of customers. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. As competition increases, a significant increase in general pricing pressures could occur, which would require us to increase our sales volume and to sell higher margin products and services in order to remain competitive. We cannot assure you that we will be able to continue effectively to compete in our markets or increase our sales volume in response to further increased competition.

Drug benefit plan sponsors and third party payors could change their plan eligibility criteria and further encourage or require the use of mail-order prescriptions which could decrease our sales and reduce our margins and have a material adverse effect on our business.

An adverse trend for drugstore retailing has been initiatives to contain rising healthcare costs leading to the rapid growth in mail-order prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years and are predicted to continue to rise. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being encouraged, and, in some cases, required, by third party pharmacy benefit managers, employers and unions that administer benefits. As a result, some labor unions and employers are requiring, and others may encourage or require, that their members or employees obtain medications from mail-order pharmacies which offer drug prescriptions at prices lower than we are able to offer.

Another adverse trend for drugstore retailing has been for drug benefit plan sponsors and third party payors to change their plan eligibility requirements resulting in fewer beneficiaries covered and a reduction in the number of prescriptions allowed.

Mail-order prescription distribution and drug benefit plan eligibility changes have negatively affected sales for traditional chain drug retailers, including us, in the last few years and we expect such negative effect to continue in the future. There can be no assurance that our efforts to offset the effects of mail order and eligibility changes will be successful.

The availability of pharmacy drugs is subject to governmental regulations.

The continued conversion of various prescription drugs to over-the-counter medications may reduce our pharmacy sales and customers may seek to purchase such medications at non-pharmacy stores. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy or front-end product mix.

Changes in third party reimbursement levels for prescription drugs could reduce our margins and have a material adverse effect on our business.

Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales reimbursed by third parties, have been increasing and we expect them to continue to increase. In fiscal year 2007, sales of prescription drugs represented 63.7% of our sales, and pro forma for the acquisition approximately 67% of our sales as a combined company.  In fiscal year 2007, 95.4% of all of the prescription drugs that we sold were with third party payors. During fiscal year 2007, the top five third-party payors accounted for approximately 31.2% of our total sales, the largest of which represented 9.4% of our total sales. Third party payors could reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members. Any significant loss of third-party payor business could have a material adverse effect on our business and results of operations.

In fiscal year 2007, approximately 6.8% of our revenues were from state sponsored Medicaid agencies, the largest of which was 2% of our total sales. In fiscal year 2007, approximately 13% of our prescription sales were to customers covered by Medicare Part D, and we expect these sales to continue. There have been a number of recent proposals and enactments by the Federal government and various states to reduce Medicaid reimbursement levels in response to budget problems, some of which propose to reduce reimbursement levels in the applicable states significantly, and we expect other similar proposals in the future. If third party payors reduce their reimbursement levels or if Medicare Part D or state Medicaid programs cover prescription drugs at lower reimbursement levels, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition or cash flows could be adversely affected.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

Our business is subject to federal, state and local government laws, regulations and administrative practices. We must comply with numerous provisions regulating health and safety, equal employment opportunity, minimum wage and licensing for the sale of drugs, alcoholic beverages, tobacco and other products. In addition, we must comply with regulations pertaining to product labeling, dating and pricing. Our pharmacy business is subject to local registrations in the states where our pharmacies are located, applicable Medicare and Medicaid regulations and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses; significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements and could adversely affect the continued operation of our business.

Our pharmacy business is subject to the patient privacy and other obligations including corporate, pharmacy and associate responsibility, imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted use and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy health customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

Federal and state reform programs, such as healthcare reform and enforcement initiatives of federal and state governments may also affect our pharmacy business. These initiatives include:

·	proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs;
·	changes in programs providing for reimbursement for the cost of prescription drugs by third party plans;
·	increased scrutiny of, and litigation relating to, prescription drug manufacturers’ pricing and marketing practices; and
·	regulatory changes relating to the approval process for prescription drugs.
These initiatives could lead to the enactment of, or changes to, federal regulations and state regulations that could adversely impact our prescription drug sales and, accordingly, our results of operations, financial condition or cash flows. It is uncertain at this time what additional healthcare reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. Future healthcare or budget legislation or other changes, including those referenced above, may materially adversely impact our pharmacy sales.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings and unintentional distribution of counterfeit drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

There is a nationwide shortage of qualified pharmacists. However, we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private label products. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private brand products. A product liability judgment against us or a product recall could have a material, adverse effect on our business, financial condition or results of operations.

Risks Related to our Common Stock

For so long as Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) maintain certain levels of Rite Aid stock ownership, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) will exercise significant influence over us.

Jean Coutu Group owns approximately 30.2% of the voting power of Rite Aid. As a result, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) generally will have the ability to significantly influence the outcome of any matter submitted for the vote of Rite Aid stockholders. Pursuant to the Stockholder Agreement among us, Jean Coutu Group and certain Coutu family members, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) is entitled to designate four of the fourteen members of the Rite Aid board of directors, subject to adjustment based on its ownership position in Rite Aid. Accordingly, Jean Coutu Group generally can significantly influence the outcome of all matters that come before the Rite Aid board of directors. As a result of its significant interest in Rite Aid, Jean Coutu Group may have the power, subject to applicable law (including the fiduciary duties of the directors designated by Jean Coutu Group), to significantly influence actions that might be favorable to Jean Coutu Group, but not necessarily favorable to Rite Aid’s financial condition and results of operations. In addition, the ownership position and governance rights of Jean Coutu Group could discourage a third party from proposing a change of control or other strategic transaction concerning Rite Aid. As a result, the common stock of Rite Aid could trade at a price that does not reflect a “takeover premium” to the same extent as do the stocks of similarly situated companies that do not have a stockholder with an ownership interest as large as that of Jean Coutu Group.

 Conflicts of interest may arise between us and Jean Coutu Group, which may be resolved in a manner that adversely affects our business, financial condition or results of operations.

Jean Coutu Group is continuing its Canadian operations but no longer has any operations in the United States; we currently have no operations in Canada. Despite the lack of geographic overlap after the transaction, conflicts of interest may arise between us and Jean Coutu Group in areas relating to past, ongoing and future relationships, including corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by Jean Coutu Group of its interests in us and the exercise by Jean Coutu Group of its influence over our management and affairs.

A number of the directors on the Rite Aid board of directors are persons who are also officers or directors of Jean Coutu Group or its subsidiaries. Service as a director or officer of both Rite Aid and Jean Coutu Group or its other subsidiaries could create conflicts of interest if such directors or officers are faced with decisions that could have materially different implications for Rite Aid and for Jean Coutu Group. Apart from the conflicts of interest policy contained in Rite Aid’s Code of Ethics and Business Conduct and applicable to Rite Aid directors, the parties have not established any formal procedures for Rite Aid and Jean Coutu Group to resolve potential or actual conflicts of interest between them. There can be no assurance that any of the foregoing conflicts will be resolved in a manner that does not adversely affect our business, financial condition or results of operations.

Subject to certain limitations, Jean Coutu Group may sell Rite Aid common stock at any time, which could cause our stock price to decrease.

The shares of Rite Aid common stock that Jean Coutu Group received upon the completion of the acquisition of the Brooks and Eckerd drugstore chains are restricted, but Jean Coutu Group may sell these shares under certain circumstances, including pursuant to a registered underwritten public offering under the Securities Act or in accordance with Rule 144 under the Securities Act. We have entered into a registration rights agreement with Jean Coutu Group, which will give Jean Coutu Group the right to require us to register all or a portion of its shares at any time. The sale of a substantial number of our shares by Jean Coutu Group or our other stockholders within a short period of time could cause our stock price to decrease, make it more difficult for us to raise funds through future offerings of Rite Aid common stock or acquire other businesses using Rite Aid common stock as consideration.

You may not be able to sell your common stock when you want to and, if you do, you may not be able to receive the price that you want.

Although our common stock has been actively traded on the New York Stock Exchange, we do not know if an active trading market for the common stock will continue or, if it does, at what prices the common stock may trade.  In addition, the stock markets in general, including the New York Stock Exchange, have experienced extreme price and trading volume fluctuations.  These fluctuations have resulted in volatility in the market prices of securities that has often been unrelated or disproportionate to changes in operating performance.  These broad market fluctuations may adversely affect the market prices of our common stock.  Further, expected and possible issuances described below will significantly increase the number of shares of our common stock outstanding, and could result in a decline in the market price of our common stock.  Therefore, you may not be able to sell our common stock when you want and, if you do, you may not receive the price you want.

Various planned issuances of stock will be, and potential debt restructuring efforts may be, dilutive to holders of our common stock.

As of September 1, 2007, 795.4 million shares of our common stock were outstanding and an additional 163.0 shares of our common stock were issuable related to outstanding stock options (5,096,986 of which are included as part of this reoffer prospectus) and convertible preferred stock.  We will also issue additional shares of common stock pursuant to outstanding options granted pursuant to our other various stock option plans.  In addition, we may undertake additional transactions to simplify and restructure our capital structure, which may include, as part of these efforts, additional issuances of equity securities in exchange for our indebtedness.  The issuance of additional shares of common stock may be dilutive to the holders of our common stock.  We cannot predict the extent to which the dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of our common stock will negatively affect the trading price of our common stock or the liquidity of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares which may be sold by this reoffer prospectus.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by a selling stockholder will be borne by the selling stockholder.

SELLING STOCKHOLDERS

The 6,765,761 shares of our common stock to which this reoffer prospectus relates is comprised of 1,668,775 restricted shares and 5,096,986 shares issuable upon exercise of currently outstanding options, and are being registered for reoffers and resales by our directors, officers and employees named below, who acquired the shares pursuant to one of our "employee benefit plans" (the 2006 Omnibus Equity Plan, 2004 Omnibus Equity Plan, 2001 Stock Option Plan, or 2000 Omnibus Equity Plan) as that term is defined in Rule 405 of Regulation C under the Securities Act.  The selling stockholders may resell all, a portion, or none of the shares of common stock from time to time.  This prospectus may also be used by certain un-named non-affiliates, each of whom may sell up to 1,000 shares pursuant to this prospectus.

The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are one of our affiliates.

Information regarding the selling stockholders, including the number of shares offered for sale, may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required.  The address of each selling stockholder is care of Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011.

Name of Selling Stockholder	Position with Rite Aid	Number of shares of beneficially owned(1)	Number of shares covered by this reoffer prospectus(2)	Number of shares to be beneficially owned if all shares offered hereby are sold
Joseph B. Anderson	Director	200,000	200,000	0
Andre Belzile	Director	100,000	100,000	0
Francois Coutu	Director	100,000	100,000	0
Michel Coutu	Non-Executive Co-Chairman	100,000	100,000	0
Jerry Mark deBruin	Executive Vice President, Pharmacy	400,361	358,916	41,445
Douglas E. Donley	Senior Vice President, Chief Accounting Officer	390,667	141,251	249,416

Robert J. Easley	Chief Operating Officer	477,224	477,224	0
Brian R. Fiala	Executive Vice President - Store Operations	307,764	307,764	0
Michael A. Friedman, MD	Director	250,000	150,000	100,000
Alfred M. Gleason	Former Director(3)	528,300	100,000	428,300
George G. Golleher	Director	400,000	150,000	250,000
Pierre Legault	Senior Executive Vice President, Chief Administrative Officer	615,836	615,836	0
Robert A. Mariano	Director	200,000	200,000	0
James P. Mastrian	Former Chief Operating Officer(4)	3,333,738	737,080	2,596,658
Robert G. Miller	Director	8,939,578	176,799	8,762,779
Mark C. Panzer	Senior Executive Vice President, Chief Marketing Officer	1,847,650	482,556	1,365,094
Michael N. Regan	Director	100,000	100,000	0
Mary F. Sammons	Chairman, President and Chief Executive Officer	9,852,007	1,259,191	8,592,816
Robert B. Sari	Executive Vice President, General Counsel and Secretary	424,863	213,254	211,609
Philip G. Satre	Director	262,500	150,000	112,500
Suart M. Sloan	Former Director(5)	366,644	100,000	266,644
Marcy Syms	Director	200,000	200,000	0
Kevin Twomey	Executive Vice President, Chief Financial Officer	869,759	245,890	623,869
Dennis Wood	Director	100,000	100,000	0

(1)
The number of shares beneficially owned by the selling stockholders includes restricted stock and options to purchase shares of our common stock under our employee benefit plans, whether or not exercisable as of, or within 60 days of, the date of this prospectus, as well as shares of common stock beneficially owned by the selling stockholder.

(2)	Includes options to purchase shares of our common stock under our employee benefit plans, whether or not exercisable as of, or within 60 days of, the date of this prospectus.
(3)	Mr. Gleason resigned as a director effective June 4, 2007.
(4)	Mr. Mastrian resigned as Chief Operating Officer and assumed the non-executive role of Special Advisor on Corporate Strategy effective August 20, 2007.
(5)	Mr. Sloan resigned as a director effective June 27, 2007.
Any selling stockholder may from time to time sell under this prospectus any or all of the shares of common stock owned by it.  Because the selling stockholder is not obligated to sell any or all of the shares of common stock held by it, we cannot estimate the number of shares of common stock that the selling stockholder will beneficially own after this offering.

PLAN OF DISTRIBUTION

The shares of common stock covered by this reoffer prospectus are being registered by us for the account of the selling stockholders.

The shares of common stock offered hereby may be sold from time to time directly by or on behalf of the selling stockholder in or one more transactions on the New York Stock Exchange or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices.  The selling stockholder may sell shares through one or more agents, brokers or dealers or directly to purchasers.  Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both.  Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the shares of common stock.  Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder or other party selling such shares.  In order to comply with certain states' securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.  In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with.  Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144.  There is no assurance that the selling stockholders will sell all or a portion of the common stock offered hereby.

The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act of 1933.

We have notified the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

LEGAL MATTERS

The validity of the shares of common stock which are originally offered under the Registration Statement of which this prospectus forms a part will be passed upon for us by Robert B. Sari, our Executive Vice President, General Counsel and Secretary.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 3, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of The Jean Coutu Group (PJC) USA, Inc. as of June 2, 2007 and May 27, 2006 and for each of the three years in the period ended June 2, 2007, incorporated in this prospectus by reference from the Company's Current Report on Form 8-K filed with the SEC on September 28, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to significant transactions with the parent company), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RITE AID CORPORATION

6,765,761 Shares

of

Common Stock

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act.  The information contained in the documents that we are incorporating by reference is considered to be part of this registration statement, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this reoffer prospectus.  We are incorporating by reference our:

•	our annual report on Form 10-K for the fiscal year ended March 3, 2007, which we filed with the SEC on April 30, 2007;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 2, 2007, which we filed with the SEC on July 12, 2007;

•	our current reports on Form 8-K, which we filed with the SEC on June 1, 2007; June 4, 2007; June 7, 2007; June 13, 2007; June 29, 2007; August 17, 2007; September 28, 2007 and October 3, 2007; and

•
the description of our Common Stock contained in our Registration Statement on Form 8-A, dated July 18, 1991, filed to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in this registration statement but not delivered with this reoffer prospectus.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Robert B. Sari, our Executive Vice President, General Counsel and Secretary, owns shares of our common stock and holds options to purchase shares of our common stock.

Item 6.   Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful.  In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper.  To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.  The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Article Tenth of our Certificate of Incorporation and Article VIII of our Amended and Restated By-Laws provide for the indemnification of our directors and officers as authorized by Section 145 of the DGCL.

The directors and officers of us and our subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act, under liability insurance policies carried by us.

Item 7.   Exemption from Registration Claimed.

The securities that are to be reoffered or resold pursuant to this registration statement were issued pursuant to one of our employee benefit plans (i.e., the 2006 Omnibus Equity Plan, the 2004 Omnibus

Equity Plan, the 2001 Stock Option Plan or the 2000 Omnibus Equity Plan), in transactions that were exempt from registration pursuant to Section 4(2) under the Securities Act.

Item 8.   Exhibits.

Exhibit Numbers	Description	Incorporation by Reference to

4.1	Restated Certificate of Incorporation, dated December 12, 1996	Exhibit 3(i) to Form 8-K, filed on November 2, 1999

4.2	Certificate of Amendment to the Restated Certificate of Incorporation, dated February 22, 1999	Exhibit 3(ii) to Form 8-K, filed on November 2, 1999

4.3	Certificate of Amendment to the Restated Certificate of Incorporation, dated June 27, 2001	Exhibit 3.4 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001

4.4	Certificate of Amendment to the Restated Certificate of Incorporation, dated June 4, 2007	Filed herewith

4.5	7% Series E Mandatory Convertible Preferred Stock Certificate of Designation, dated January 25, 2005	Exhibit 3.1 to Form 8-K, filed on February 1, 2005

4.6	7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock Certificate of Designation, dated as of January 28, 2005	Exhibit 3.2 to Form 8-K, filed on February 2, 2005

4.7	6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock Certificate of Designation, dated as of January 28, 2005	Exhibit 3.3 to Form 8-K, filed on February 2, 2005

4.8	5.5% Series I Mandatory Convertible Preferred Stock Certificate of Designation dated August 2, 2005	Exhibit 3.1 to Form 8-K, filed on August 24, 2005

4.9	Amended and Restated By-Laws	Exhibit 3.1 to Form 8-K, filed on April 13, 2007
4.10
Indenture, dated August 1, 1993 by and between Rite Aid Corporation, as issuer, and Morgan Guaranty Trust Company of New York, as trustee, related to the Company’s 7.70% Notes due 2027 and 6.875% Notes due 2013

Exhibit 4A to Registration Statement on Form S-3, File No. 333-63794, filed on June 3, 1993
4.11	Supplemental Indenture dated as of February 3, 2000, between Rite Aid Corporation, as issuer, and U.S. Bank Trust National Association as	Exhibit 4.1 to Form 8-K, filed on February 7, 2000

Exhibit Numbers	Description	Incorporation by Reference to

successor to Morgan Guaranty Trust Company of New York, to the Indenture dated as of August 1, 1993, relating to the Company’s 7.70% Notes due 2027 and 6.875% Notes due 2013

4.12
Indenture, dated as of December 21, 1998, between Rite Aid Corporation, as issuer, and Harris Trust and Savings Bank, as trustee, related to the Company’s 6.125% Notes due 2008 and 6.875% Notes due 2028

Exhibit 4.1 to Registration Statement on Form S-4, File No. 333-74751, filed on March 19, 1999
4.13
Supplemental Indenture, dated as of February 3, 2000, between Rite Aid Corporation and Harris Trust and Savings Bank, to the Indenture dated December 21, 1998, between Rite Aid Corporation and Harris Trust and Savings Bank, related to the Company’s 6.125% Notes due 2008 and 6.875% Notes due 2028

Exhibit 4.4 to Form 8-K, filed on February 7, 2000
4.14	Indenture, dated as of April 22, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company’s 8.125% Senior Secured Notes due 2010	Exhibit 4.11 to Form 10-K, filed on May 2, 2003
4.15	Indenture, dated as of May 20, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company’s 9.25% Senior Notes due 2013	Exhibit 4.12 to Form 10-Q, filed on July 3, 2003
4.16
Indenture, dated as of January 11, 2005, among Rite Aid Corporation, the subsidiary guarantors described therein, and BNY Midwest Trust Company, as trustee, related to the Company’s 7.5% Senior Secured Notes due January 15, 2015

Exhibit 99.2 to Form 8-K, filed on January 13, 2005
4.17
Indenture, dated as of February 15, 2007, between Rite Aid Corporation, as issuer, the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, related to the Company's 7.5% Senior Secured Notes due 2017

Exhibit 99.1 to Form 8-K, filed on February 26, 2007
4.18	Indenture, dated as of February 15, 2007, between Rite Aid Corporation, as issuer, and The Bank of New York Trust Company, N.A.,	Exhibit 99.2 to Form 8-K, filed on February 26, 2007

Exhibit Numbers	Description	Incorporation by Reference to

as trustee, related to the Company's 8.625% Senior Notes due 2015
4.19
Amended and Restated Indenture, dated as of June 4, 2007 among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, related to the Company's 9.375% Senior Notes due 2015

Exhibit 4.1 to Form 8-K, filed on June 7, 2007
4.20
Amended and Restated Indenture, dated as of June 4, 2007, among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, related to the Company's 9.5% Senior Notes due 2017
Exhibit 4.2 to Form 8-K, filed on June 7, 2007

5.1	Opinion of Robert B. Sari, Esq.	Filed herewith

10.1	2006 Omnibus Equity Plan	Included as Appendix G to Definitive Proxy Statement on Schedule 14A, filed on November 30, 2006

10.2	2004 Omnibus Equity Plan	Included as Appendix A to Definitive Proxy Statement, filed on Schedule 14A, filed on March 21, 2004

10.3	2001 Stock Option Plan	Exhibit 10.3 to Form 10-K, filed on May 21, 2001

10.4	2000 Omnibus Equity Plan	Included as Appendix 1 to Definitive Proxy Statement, filed on October 24, 2000

23.1	Consent of Robert B. Sari, Esq. (included as part of Exhibit 5.1 hereto)	Filed herewith

23.2	Consent of Deloitte & Touche LLP for Rite Aid Corporation	Filed herewith

23.3	Consent of Deloitte & Touche LLP for The Jean Coutu Group (PJC) USA, Inc.	Filed herewith

24.1	Powers of Attorney (included on the signature page hereto)	Filed herewith

Exhibit Numbers	Description	Incorporation by Reference to

99.1
Audited consolidated financial statements of The Jean Coutu Group (PJC) USA, Inc. (a wholly owned subsidiary of The Jean Coutu Group (PJC) Inc.) and subsidiaries (“JC Group USA”) as of June 2, 2007 and May 27, 2006, and for each of the three fiscal years in the period ended June 2, 2007
Exhibit 99.1 to Form 8-K, filed on September 28, 2007

99.2	Unaudited pro forma financial statements of Rite Aid as of June 2, 2007, and for the 13 and 52 weeks ended June 2, 2007 and March 3, 2007, respectively	Exhibit 99.2 to Form 8-K, filed on September 28, 2007

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)                 To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)                 To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on this 5th day of October, 2007.

RITE AID CORPORATION

By:	/s/ Mary F. Sammons
	Name:	Mary F. Sammons
	Title:	President, Chief Executive Officer and Chairman of the Board

KNOWN ALL MEN BY THESE PRESENTS that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Robert B. Sari and Kevin J. Twomey, or either of them, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/	Mary F. Sammons
Mary F. Sammons		Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	October 5, 2007

/s/	Kevin Twomey
Kevin Twomey		Chief Financial Officer and Executive Vice President (Principal Accounting Officer)	October 5, 2007

Signature		Title	Date

/s/	Michel Coutu
Michel Coutu		Non-Executive Co-Chairman of the Board	October 5, 2007

/s/	Joseph B. Anderson, Jr.
Joseph B. Anderson, Jr.		Director	October 5, 2007

/s/	André Belzile
André Belzile		Director	October 5, 2007

/s/	François J. Coutu
François J. Coutu		Director	October 5, 2007

/s/	John G. Danhakl
John G. Danhakl		Director	October 5, 2007

/s/	Michael A. Friedman, M.D.
Michael A. Friedman, M.D.		Director	October 5, 2007

/s/	George G. Golleher
George G. Golleher		Director	October 5, 2007

/s/	Robert A. Mariano
Robert A. Mariano		Director	October 5, 2007

/s/	Robert G. Miller
Robert G. Miller		Director	October 5, 2007

/s/	Michael N. Regan
Michael N. Regan		Director	October 5, 2007

Signature	Title	Date

/s/	Philip G. Satre
Philip G. Satre		Director	October 5, 2007

/s/	Jonathan D. Sokoloff
Jonathan D. Sokoloff		Director	October 5, 2007

/s/	Marcy Syms
Marcy Syms		Director	October 5, 2007

/s/	Dennis Wood, O.C.
Dennis Wood, O.C.		Director	October 5, 2007

EXHIBIT INDEX

Exhibit Numbers	Description	Incorporation by Reference to

4.1	Restated Certificate of Incorporation, dated December 12, 1996	Exhibit 3(i) to Form 8-K, filed on November 2, 1999

4.2	Certificate of Amendment to the Restated Certificate of Incorporation, dated February 22, 1999	Exhibit 3(ii) to Form 8-K, filed on November 2, 1999

4.3	Certificate of Amendment to the Restated Certificate of Incorporation, dated June 27, 2001	Exhibit 3.4 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001

4.4	Certificate of Amendment to the Restated Certificate of Incorporation, dated June 4, 2007	Filed herewith

4.5	7% Series E Mandatory Convertible Preferred Stock Certificate of Designation, dated January 25, 2005	Exhibit 3.1 to Form 8-K, filed on February 1, 2005

4.6	7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock Certificate of Designation, dated as of January 28, 2005	Exhibit 3.2 to Form 8-K, filed on February 2, 2005

4.7	6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock Certificate of Designation, dated as of January 28, 2005	Exhibit 3.3 to Form 8-K, filed on February 2, 2005

4.8	5.5% Series I Mandatory Convertible Preferred Stock Certificate of Designation dated August 2, 2005	Exhibit 3.1 to Form 8-K, filed on August 24, 2005

4.9	Amended and Restated By-Laws	Exhibit 3.1 to Form 8-K, filed on April 13, 2007
4.10
Indenture, dated August 1, 1993 by and between Rite Aid Corporation, as issuer, and Morgan Guaranty Trust Company of New York, as trustee, related to the Company’s 7.70% Notes due 2027 and 6.875% Notes due 2013

Exhibit 4A to Registration Statement on Form S-3, File No. 333-63794, filed on June 3, 1993

Exhibit Numbers	Description	Incorporation by Reference to

4.11
Supplemental Indenture dated as of February 3, 2000, between Rite Aid Corporation, as issuer, and U.S. Bank Trust National Association as successor to Morgan Guaranty Trust Company of New York, to the Indenture dated as of August 1, 1993, relating to the Company’s 7.70% Notes due 2027 and 6.875% Notes due 2013

Exhibit 4.1 to Form 8-K, filed on February 7, 2000
4.12
Indenture, dated as of December 21, 1998, between Rite Aid Corporation, as issuer, and Harris Trust and Savings Bank, as trustee, related to the Company’s 6.125% Notes due 2008 and 6.875% Notes due 2028

Exhibit 4.1 to Registration Statement on Form S-4, File No. 333-74751, filed on March 19, 1999
4.13
Supplemental Indenture, dated as of February 3, 2000, between Rite Aid Corporation and Harris Trust and Savings Bank, to the Indenture dated December 21, 1998, between Rite Aid Corporation and Harris Trust and Savings Bank, related to the Company’s 6.125% Notes due 2008 and 6.875% Notes due 2028

Exhibit 4.4 to Form 8-K, filed on February 7, 2000
4.14	Indenture, dated as of April 22, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company’s 8.125% Senior Secured Notes due 2010	Exhibit 4.11 to Form 10-K, filed on May 2, 2003
4.15	Indenture, dated as of May 20, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company’s 9.25% Senior Notes due 2013	Exhibit 4.12 to Form 10-Q, filed on July 3, 2003
4.16
Indenture, dated as of January 11, 2005, among Rite Aid Corporation, the subsidiary guarantors described therein, and BNY Midwest Trust Company, as trustee, related to the Company’s 7.5% Senior Secured Notes due January 15, 2015

Exhibit 99.2 to Form 8-K, filed on January 13, 2005

Exhibit Numbers	Description	Incorporation by Reference to

4.17
Indenture, dated as of February 15, 2007, between Rite Aid Corporation, as issuer, the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, related to the Company's 7.5% Senior Secured Notes due 2017

Exhibit 99.1 to Form 8-K, filed on February 26, 2007
4.18	Indenture, dated as of February 15, 2007, between Rite Aid Corporation, as issuer, and The Bank of New York Trust Company, N.A., as trustee, related to the Company's 8.625% Senior Notes due 2015	Exhibit 99.2 to Form 8-K, filed on February 26, 2007
4.19
Amended and Restated Indenture, dated as of June 4, 2007 among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, related to the Company's 9.375% Senior Notes due 2015

Exhibit 4.1 to Form 8-K, filed on June 7, 2007
4.20
Amended and Restated Indenture, dated as of June 4, 2007, among Rite Aid Corporation (as successor to Rite Aid Escrow Corp.), the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, related to the Company's 9.5% Senior Notes due 2017
Exhibit 4.2 to Form 8-K, filed on June 7, 2007

5.1	Opinion of Robert B. Sari, Esq.	Filed herewith

10.1	2006 Omnibus Equity Plan	Included as Appendix G to Definitive Proxy Statement on Schedule 14A, filed on November 30, 2006

10.2	2004 Omnibus Equity Plan	Included as Appendix A to Definitive Proxy Statement, filed on Schedule 14A, filed on March 21, 2004

Exhibit Numbers	Description	Incorporation by Reference to

10.3	2001 Stock Option Plan	Exhibit 10.3 to Form 10-K, filed on May 21, 2001

10.4	2000 Omnibus Equity Plan	Included as Appendix 1 to Definitive Proxy Statement, filed on October 24, 2000

23.1	Consent of Robert B. Sari, Esq. (included as part of Exhibit 5.1 hereto)	Filed herewith

23.2	Consent of Deloitte & Touche LLP for Rite Aid Corporation	Filed herewith

23.3	Consent of Deloitte & Touche LLP for The Jean Coutu Group (PJC) USA, Inc.	Filed herewith

24.1	Powers of Attorney (included on the signature page hereto)	Filed herewith

99.1
Audited consolidated financial statements of The Jean Coutu Group (PJC) USA, Inc. (a wholly owned subsidiary of The Jean Coutu Group (PJC) Inc.) and subsidiaries as of June 2, 2007 and May 27, 2006, and for each of the three fiscal years in the period ended June 2, 2007
Exhibit 99.1 to Form 8-K, filed on September 28, 2007

99.2	Unaudited pro forma financial statements of Rite Aid as of June 2, 2007, and for the 13 and 52 weeks ended June 2, 2007 and March 3, 2007, respectively	Exhibit 99.2 to Form 8-K, filed on September 28, 2007